Exhibit 99.1

Papa Murphy’s Holdings, Inc. Reports Fourth Quarter
and Full-Year 2016 Results and 2017 Outlook

Vancouver, WA, March 15, 2017 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced complete financial results for the 14-week fourth quarter and 53-week fiscal year ended January 2, 2017, having previously announced preliminary results for those periods.
Key financial highlights for the 14-week fourth quarter of 2016 ended January 2, 2017, compared to the 13-week fourth quarter ended December 28, 2015, were as follows:

•	Revenue increased 5% to $35.5 million from $33.8 million. Revenue in the fourth quarter of 2016 included approximately $2.7 million attributed to the extra operating week.

•	Domestic system comparable store sales decreased 7.8% on a comparable 13-week basis, including a 7.5% decrease at domestic franchise-owned stores and an 11.1% decrease at company-owned stores.

•
Net income was $1.5 million for the fourth quarter of 2016, or $0.09 per diluted share, compared to net income of $2.6 million, or $0.16 per diluted share, for the fourth quarter of 2015. Net Income in the fourth quarter of 2016 included an approximate $0.1 million benefit attributed to the extra operating week.

•	Adjusted EBITDA(1) increased 3.4% to $7.8 million from $7.5 million. Adjusted EBITDA in the fourth quarter of 2016 included an approximate $0.5 million benefit attributed to the extra operating week.

•	Papa Murphy’s opened 28 new stores in the quarter, including 27 in the U.S., compared to 46 new stores opened in the fourth quarter of 2015, including 40 in the U.S.

Key financial highlights for the 53-week fiscal year ended January 2, 2017, compared to the 52-week fiscal year ended December 28, 2015, were as follows:

•	Revenue increased 5.6% to $126.9 million, from $120.2 million. Fiscal 2016 results included approximately $2.7 million in revenue attributed to the extra operating week.

•	Domestic system comparable store sales decreased 5.2% on a comparable 52-week basis, including a 5.0% decrease at domestic franchise-owned stores and an 7.3% decrease at company-owned stores.

•
Net income attributable to Papa Murphy's was $2.6 million, or $0.16 per diluted share, compared to $4.9 million, or $0.29 per diluted share, in fiscal year 2015. Net Income in fiscal 2016 included an approximate $0.1 million benefit attributed to the extra operating week.

•	Adjusted EBITDA(1) was $24.8 million, compared to $28.1 million. Adjusted EBITDA in fiscal 2016 included an approximate $0.5 million benefit attributed to the extra operating week.

•	Papa Murphy’s opened 109 new stores in the year, including 104 in the U.S., compared to 111 new stores in fiscal year 2015, including 99 in the U.S.
______________________

(1)
Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to GAAP net income/(loss) and discussion of why we consider Adjusted EBITDA to be a useful measure, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures.”

Jean Birch, Board Chair and interim Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “While top-line results continued to be challenged, we are pleased that we were able to maintain profitability in the quarter by focusing on cost controls and company-store margins. As we look ahead, we believe we have made progress in 2017 and are on the right track to return this system to growth. So far, we have tested national cable television advertising, generating brand awareness in many markets that have never benefited from television. We announced our first strategic refranchising transaction with an experienced operator committed to grow the business. We right-sized SG&A expenses while better focusing resources on our asset-light franchise business. And, just this week, we launched a delivery test with Amazon’s Restaurant Delivery Service, Prime Now. We have a long way to go in an increasingly competitive environment, but believe we are on the right track to ultimately reward all of our franchise owners, employees, and shareholders.”
Key Operating Metrics

	Three Months Ended		Twelve Months Ended
	January 2, 2017	December 28, 2015	January 2, 2017	December 28, 2015
Domestic comparable store sales:
Franchised stores	-7.5%	-3.2%	-5.0%	1.9%
Company-owned stores	-11.1%	-2.7%	-7.3%	1.8%
Combined	-7.8%	-3.1%	-5.2%	1.9%

System-wide sales ($’s in 000s)	$247,287	$238,787	$898,709	$892,249

Adjusted EBITDA ($’s in 000s)	$7,785	$7,527	$24,796	$28,118

Store Count
Franchised	1,369	1,369	1,369	1,369
Company-owned	168	127	168	127
International	40	40	40	40
System-wide	1,577	1,536	1,577	1,536
We use a variety of operating and performance metrics to evaluate the performance of our business. Below is a description of our key operating metrics:
Comparable Store Sales represents the change in year-over-year sales for domestic comparable stores. A comparable store is a store that has been open for at least 52 full weeks from the comparable date (the Tuesday following the opening date). As of the end of the fourth quarter of 2016 and 2015, we had 1,434 and 1,389 domestic comparable stores, respectively.
System-wide Sales include net sales by all of our company-owned and franchisee-owned stores.
Adjusted EBITDA is defined as net income/(loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of various income statement items including non-cash charges, income and expenses that we consider not indicative of ongoing operations and various other adjustments. For a reconciliation of Adjusted EBITDA to net income/(loss), the most directly comparable GAAP measure, see the financial tables accompanying this release.

2017 Financial Outlook
Based on current information, Papa Murphy’s Holdings, Inc. is providing the following full-year outlook for fiscal 2017, which ends on January 1, 2018:

•	Domestic system-wide comparable store sales in the range of flat to +2%;

•	Domestic franchise new store openings of approximately 75 units;

•	Selling, general and administrative expenses of approximately $30.0 million, including approximately $2.6 million related to severance and CEO recruitment;

•	EBITDA, exclusive of severance and CEO recruitment, of at least $24 million;

•	Capex, net of cash proceeds from refranchising, in the range of $5.0 million to $7.0 million;

•	Cash Flow from Operations less Capex, net of cash proceeds from refranchising, of at least $13 million;

•	Full-year effective tax rate of approximately 41.7%; and

•	Diluted share-count of approximately 16.8 million.
Conference Call
Papa Murphy’s Holdings, Inc. will host a conference call to discuss the fourth-quarter financial results on Wednesday, March 15, 2017 at 5:00 p.m. Eastern Time.
The conference call can be accessed live by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-5121-2921 or for international callers by dialing 412-317-6671; the passcode is 13656328. The replay will be available until Wednesday, March 22, 2017. The conference call will also be webcast live from the Company’s corporate website at investors.papamurphys.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded.
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,575 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. For more information visit www.papamurphys.com.
Forward-looking Statements
This press release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Forward-looking statements in this press release include statements relating to the Company’s expected results of television advertising campaign, projected comparable stores sales, projected new store openings, projected selling, general, and administrative expenses, including projected severance costs, projected EBITDA, projected capital expenditures, projected cash proceeds from refranchising, projected cash flow from operations, projected effective tax rate, projected diluted share count, strategic, future financial or operational results, and marketing strategy.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2017, (which can be found at the SEC’s website www.sec.gov); each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.
Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measure of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to EBITDA and Adjusted EBITDA). The Company’s management believes that EBITDA and Adjusted EBITDA are helpful as indicators of the current financial performance of the Company because EBITDA and Adjusted EBITDA reflect the additions and eliminations of various income statement items that management does not consider indicative of ongoing operating results. We have provided reconciliations of EBITDA and Adjusted EBITDA to GAAP net income in the financial tables accompanying this release.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Net Income
(In thousands of dollars, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2017	December 28, 2015	January 2, 2017	December 28, 2015
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues
Franchise royalties	$10,983	$10,687	$39,851	$40,243
Franchise and development fees	739	1,129	2,912	4,222
Company-owned store sales	23,231	21,373	82,080	74,300
Other	532	599	2,040	1,444
Total revenues	35,485	33,788	126,883	120,209

Costs and Expenses
Store operating costs:
Cost of food and packaging	7,806	7,662	28,347	26,603
Compensation and benefits	6,687	5,864	23,746	19,858
Advertising	2,413	2,660	8,203	7,888
Occupancy	1,740	1,363	6,226	4,750
Other store operating costs	2,660	2,155	10,268	7,517
Selling, general, and administrative	6,943	7,125	28,108	28,207
Depreciation and amortization	3,469	2,622	12,236	10,002
(Gain)/Loss on disposal of property and equipment	(54)	(317)	101	(251)
Total costs and expenses	31,664	29,134	117,235	104,574

Operating Income	3,821	4,654	9,648	15,635

Interest expense, net	1,280	1,117	4,868	4,523
Loss on impairment of investments	—	—	—	4,500
Other expense, net	62	43	188	133
Income Before Income Taxes	2,479	3,494	4,592	6,479

Provision for income taxes	1,003	862	1,943	2,068
Net Income	$1,476	$2,632	$2,649	$4,411

Earnings per share of common stock
Basic	$0.09	$0.16	$0.16	$0.29
Diluted	$0.09	$0.16	$0.16	$0.29
Weighted average common stock outstanding
Basic	16,757,586	16,706,308	16,743,285	16,653,127
Diluted	16,775,488	16,805,559	16,773,493	16,870,693

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(In thousands of dollars)
(unaudited)

	January 2, 2017	December 28, 2015
Cash and cash equivalents	$2,069	$6,867
Total current assets	13,116	18,896
Total assets	273,872	275,471
Total current liabilities	22,900	24,149
Long-term debt, net of current portion	100,965	108,237
Total stockholders’ equity	101,496	97,656

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands of dollars)

	Three Months Ended		Twelve Months Ended
	January 2, 2017	December 28, 2015	January 2, 2017	December 28, 2015
Net Income As Reported	$1,476	$2,632	$2,649	$4,411
Net loss attributable to noncontrolling interests	—	—	—	500
Net Income Attributable to Papa Murphy's	1,476	2,632	2,649	4,911
Depreciation and amortization	3,469	2,622	12,236	10,002
Provision for income taxes	1,003	862	1,943	2,068
Interest expense, net	1,280	1,117	4,868	4,523
EBITDA	7,228	7,233	21,696	21,504
(Gain)/Loss on disposal of property and equipment (a)	(54)	(317)	101	(251)
Transaction costs (b)	—	—	—	65
New store pre-opening expenses (c)	115	232	1,331	696
Non-cash expenses and non-income based state taxes (d)	496	379	1,668	1,434
Expenses not indicative of future operations (e)	—	—	—	4,670
Adjusted EBITDA	$7,785	$7,527	$24,796	$28,118

Adjusted EBITDA margin (1)	21.9%	22.3%	19.5%	23.4%

(a)	Represents non-cash gains and losses resulting from disposal of property and equipment, including divested company-owned stores.

(b)	Represents transaction costs incurred in connection with the acquisition of multiple franchised stores.

(c)
Represents expenses directly associated with the opening of new stores and incurred primarily in advance of the store opening, including grand opening marketing costs, training wages and travel of opening teams and other store operating costs.

(d)
Represents (i) non-cash expenses related to equity-based compensation; (ii) non-cash expenses related to the difference between GAAP and cash rent expense; and (iii) state revenue taxes levied in lieu of an income tax.

(e)
Represents (i) a $4 million loss recognized upon impairment of Project Pie, LLC, a cost-method investment, and its subsequent disposal, and the write-off as bad debt of receivables totaling $325,000 and (ii) offering costs related to the 2015 secondary offering.

(1)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329